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                                                                    Exhibit (99)


FIRST UNION CORPORATION OF VIRGINIA AND SUBSIDIARIES
SUMMARIZED FINANCIAL DATA
MARCH 31, 1997 AND 1996
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        In connection with the merger of Dominion Bankshares Corporation into
First Union Corporation of Virginia ("FUNC-VA"), a wholly owned subsidiary of First Union Corporation ( the "Corporation"), on March 31, 1993, FUNC-VA assumed, and subsequently the Corporation guaranteed, FUNC-VA's publicly held 9-5/8 % Subordinated Capital Notes due in 1999. Set forth below is summarized consolidated financial information for FUNC-VA and subsidiaries for the periods indicated.

CONSOLIDATED CONDENSED STATEMENTS OF INCOME



                                                            Three Months Ended
                                                                 March 31,
                                                            --------------------

(In millions)                                                1997           1996
                                                             ----           ----

Net interest income                                          $160            144
Income before income taxes                                    104             87
Net income                                                   $ 67             55
                                                             ----           ----



CONSOLIDATED CONDENSED BALANCE SHEETS

                                                                 March 31,
                                                         -----------------------

(In millions)                                               1997            1996
                                                         -------         -------

Assets                                                   $19,595          16,759
Securities available for sale                              4,215           2,930
Investment securities                                        377             486
Loans, net of unearned income                             10,687          10,359
Stockholder's equity                                     $ 1,823           1,410
                                                         -------         -------